EXHIBIT 10.3

[IPASS LETTERHEAD]

May 28, 2009

VIA HAND DELIVERY

Frank Verdecanna
c/o iPass Inc.
3800 Bridge Parkway
Redwood Shores, CA 94065

Re:           Separation Agreement

Dear Frank:

This letter contains the terms of the separation agreement (the “Agreement”) which iPass Inc. (“the Company”) is offering to you to aid in your employment transition.

1. Separation.  As discussed, your last date of employment with the Company is expected to be Friday, July 31, 2009 (the “Separation Date”).  Between the date you receive this Agreement and the Separation Date, you will use your best efforts to continue to perform your assigned duties (including transitioning your duties), and will continue to fully comply with all of your legal obligations to the Company (including complying with all Company policies).  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.  In addition, regardless of whether you sign this Agreement:  (a) you will remain eligible for the $12,500 discretionary bonus pursuant to the terms and conditions of the February 27, 2009 letter agreement between you and the Company; and (b) if your employment continues through June 30, 2009, you will be eligible to earn a bonus for the Second Quarter of 2009 (the “Second Quarter Bonus”) under the terms and conditions of the Company’s 2009 Annual Executive Management Bonus Plan (the “Executive Bonus Plan”).  You agree that, if the Second Quarter Bonus is earned, as determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), the Second Quarter Bonus will be paid to you on or about the same time that Second Quarter bonuses are paid to other participants in the Executive Bonus Plan.

2. Severance Benefits.  If:  (i) you timely sign, date and return this Agreement; and (ii) on or within seven (7) days after the Separation Date, you sign, date and return the Separation Date Release attached hereto as Exhibit A; then you will receive the following severance benefits (the “Severance Benefits”) pursuant to the terms of the iPass Inc. Executive Corporation Transaction and Severance Benefit Plan (the “Severance Plan” a copy of which will be provided to you on the Separation Date):

(a)           Severance Payment.  The Company will pay you a cash severance amount equal to the product of your current Base Salary (as defined in the Severance Plan) multiplied by six (6) months, less required deductions and withholdings (the “Base Severance Payment”).  The Base Severance Payment will be paid in a lump sum on the first payroll date after the Separation Date (provided you have returned the fully signed Separation Date Release on or within seven (7) days after the Separation Date).

(b)           Bonus Severance Payment. Under Section 4(a) of the Severance Plan, the Company will pay you a cash severance bonus amount equal to one quarter of your target bonus under the Executive Bonus Plan, less required deductions and withholdings (the “Bonus Severance Payment”).  The Bonus Severance Payment will be paid in a lump sum on the first payroll date after the Separation Date (provided you have returned the fully signed Separation Date Release on or within seven (7) days after the Separation Date).

(c)           Health Insurance.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  You will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under COBRA.  If you timely elect continued group health insurance coverage pursuant to COBRA, the Company will, as an additional severance benefit, pay your COBRA premiums sufficient to continue group health insurance coverage for you and your covered dependents (if applicable) at the level of coverage in effect as of the Separation Date, through the earlier of either: (i) twelve (12) months from the Separation Date; or (ii) the date that you become eligible for group health insurance coverage through another employer.  You must promptly notify me in writing if you become eligible for group health insurance coverage through another employer prior to the expiration of the twelve month period after the Separation Date.

(d)           Prorated Third Quarter Bonus Payment. To earn a bonus for the Third Quarter of 2009 under the Executive Bonus Plan, you must remain employed through the end of the Third Quarter (e.g. through September 30, 2009), in addition to meeting the other terms and conditions of the Executive Bonus Plan.  Notwithstanding that we expect your employment to terminate prior to September 30, 2009, as an additional severance benefit, you will be eligible for a prorated bonus payment for the Third Quarter based on the complete calendar months you remain employed during the Third Quarter, and provided that the other terms and conditions for receipt of a bonus under the Executive Bonus Plan are met.  The Third Quarter bonus amount, if any, will be determined by the Compensation Committee.  In the unlikely event that your employment continues through September 30, then you will be eligible for a Third Quarter bonus under the full terms and conditions of the Executive Bonus Plan.  If owed, the Third Quarter bonus payment will be paid to you on or about the same time that Third Quarter bonuses are paid to other participants in the Executive Bonus Plan.

(e)           Retention of Laptop Computer and Cell Phone. As an additional severance benefit, the Company will permit you to retain the Company’s laptop computer and cell phone provided for your use in connection with your employment (the “Electronic Equipment”), and the Company will transfer to you its ownership interest in the Electronic Equipment effective as of the Separation  Date.  The Electronic Equipment is being provided to you in “as is” condition and without warranty or guarantee of any kind.  You are solely responsible for any tax consequences of the Company’s transfer of its ownership interest in the Electronic Equipment.  In addition, prior to the Separation Date, at the Company’s request you must provide the Electronic Equipment to the Company for the purpose of deletion of confidential and proprietary information, and licensed materials, from the Electronic Equipment.

3. Equity Awards.  Vesting of your outstanding stock options and any other equity awards (the “Options”) will cease on the Separation Date and your unvested Options shall terminate.  Your Options, including your rights to exercise any vested shares, are governed by the terms of your operative agreements with the Company and the applicable equity plan.

4. No Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, variable compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested Options (if timely exercised by you).

5. Expense Reimbursements.  You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

6. Return of Company Property. By the close of business on the Separation Date, or earlier if requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control (other than the Electronic Equipment, as discussed in Section 2(e)), including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, financial data, payroll information, spreadsheets, studies, analyses, proposals, agreements, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree that you will make a diligent search to locate any such documents, property and information within the required timeframe.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then no later than the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.  You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property.  Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits.

7. Proprietary Information Obligations.  You acknowledge and reaffirm your continuing obligations under your Employee Proprietary Information and Inventions Agreement that you signed on October 16, 2000 (the “Proprietary Information Agreement”), which include but are not limited to your continuing obligations not to use or disclose any confidential or proprietary information of the Company.

8. Nondisparagement.  You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that all parties may respond accurately and fully to any question, inquiry or request for information when required by legal process.

9. No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

10. Cooperation and Assistance.  You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims.  However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.  Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

11. Nonsolicitation.  You agree that for one year following the Separation Date, you will not, directly or indirectly, solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

12. Release of Claims.

(a)           General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)           Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)           Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party; the charter, bylaws, or operating agreements of the Company; any insurance policies for which you are a named insured (including without limitation any Directors and Officers insurance policy); or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d)             Waiver of Unknown Claims.  In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

13. Dispute Resolution.  To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, CA conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules.  The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

14. Miscellaneous.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below within seven (7) days after you receive it and then send me the fully signed Agreement.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

I wish you the best in your future endeavors and thank you for your contributions to the Company.

Sincerely,

iPass Inc.

By:          /s/ J. Michael Badgis
J. Michael Badgis
Vice President, Human Resources

Exhibit A – Separation Date Release

Understood and Agreed:

/s/ Frank Verdecanna
Frank Verdecanna

May 28, 2009
Date

Exhibit A

SEPARATION DATE RELEASE
(To be signed and returned on the Separation Date or within seven (7) days after.)

I understand that my employment with iPass Inc. (the “Company”) terminated effective July 31, 2009 (the “Separation Date”).  The Company has agreed that if I choose to sign this Separation Date Release (the “Release”), the Company will pay me certain Severance Benefits pursuant to the terms of the transition and separation agreement between me and the Company dated May 28, 2009 (the “Agreement”) and the iPass Inc. Executive Corporation Transaction and Severance Benefit Plan (the “Severance Plan”).  I understand that I am not entitled to the Severance Benefits unless I sign and return this Release within the stated time period).  I further understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and accrued and unused vacation through the Separation Date, to which I am entitled by law.

In exchange for the Severance Benefits to be provided to me under the Severance Plan, and as required by the Severance Plan, I hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Release (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, any insurance policies for which I am a named insured (including without limitation any Directors and Officers insurance policy), or under applicable law; and I am not releasing any rights which are not waivable as a matter of law (collectively, the “Excluded Claims”).  In addition, I understand that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I acknowledge and agree that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims contained herein, including but not limited to any unknown or unsuspected claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to FMLA, CFRA, the Company’s policies, applicable law, or otherwise, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

By:         /s/ Frank Verdecanna
Frank Verdecanna

Date:      July 31, 2009